Filed Pursuant to Rule 433

Registration No. 333-180315

Pricing Term Sheet

May 28, 2013

Agrium Inc.

U.S.$500,000,000 3.500% Debentures due 2023 (the “2023 Debentures”)

U.S.$500,000,000 4.900% Debentures due 2043 (the “2043 Debentures”)

	2023 Debentures	2043 Debentures

Issuer:	Agrium Inc.	Agrium Inc.

Expected Ratings[1]:	Baa2/BBB (Moody’s/S&P)	Baa2/BBB (Moody’s/S&P)

Format:	SEC Registered – Registration Statement No. 333-180315	SEC Registered – Registration Statement No. 333-180315

Ranking:	Senior Unsecured	Senior Unsecured

Trade Date:	May 28, 2013	May 28, 2013

Settlement Date:	May 31, 2013 (T + 3)	May 31, 2013 (T + 3)

Maturity Date:	June 1, 2023	June 1, 2043

Aggregate Principal Amount Offered:	U.S.$500,000,000	U.S.$500,000,000

Coupon:	3.500%	4.900%

Price to Public (Issue Price):	99.899%	99.238%

Interest Payment Dates:	June 1 and December 1 of each year, beginning on December 1, 2013	June 1 and December 1 of each year, beginning on December 1, 2013

Benchmark:	UST 1.750% due 5/23	UST 3.125% due 2/43

UST Spot (Price/Yield)	96-24+ / 2.112%	97-20+ / 3.249%

Spread to Benchmark:	T + 140 basis points	T + 170 basis points

Re-offer Yield:	3.512%	4.949%

Net Proceeds to Issuer:	U.S.$496,245,000	U.S.$491,815,000

Optional Redemption:	At any time and from time to time at the Treasury Rate +25 basis points at any time prior to March 1, 2023 (three months prior to the Maturity Date). Callable at 100% at any time on or after March 1, 2023 (three months prior to the Maturity Date).	At any time and from time to time at the Treasury Rate +30 basis points at any time prior to December 1, 2042 (six months prior to the Maturity Date). Callable at 100% at any time on or after December 1, 2042 (six months prior to the Maturity Date).

CUSIP / ISIN:	008916AL2 / US008916AL27	008916AM0 / US008916AM00

Denominations:	Minimum denominations of U.S.$2,000 and integral multiples of U.S.$1,000	Minimum denominations of U.S.$2,000 and integral multiples of U.S.$1,000

Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC Scotia Capital (USA) Inc.	Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC Scotia Capital (USA) Inc.

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Co-Managers:

BMO Capital Markets Corp.

CIBC World Markets Corp.

AltaCorp Capital (U.S.A.) Inc.

BNP Paribas Securities Corp.

National Bank of Canada Financial Inc.

RBS Securities Inc.

TD Securities (USA) LLC

ANZ Securities, Inc.

Mizuho Securities USA Inc.

BMO Capital Markets Corp.

CIBC World Markets Corp.

AltaCorp Capital (U.S.A.) Inc.

BNP Paribas Securities Corp.

National Bank of Canada Financial Inc.

RBS Securities Inc.

TD Securities (USA) LLC

ANZ Securities, Inc.

Mizuho Securities USA Inc.

The Issuer has filed a Registration Statement (File No. 333-180315), including a short form base shelf prospectus dated April 2, 2012 with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting the Canadian system for electronic document analysis and retrieval (SEDAR) website at www.sedar.com. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or Scotia Capital (USA) Inc. toll free at 1-800-372-3930.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

2